Exhibit 10.ii.t

FERTILIZER SUPPLY AGREEMENT

This AGREEMENT made effective as of October 22, 2004 between THE MOSAIC COMPANY, a Delaware corporation, with principal place of business located at 3033 Campus Drive, Suite E490, Plymouth, Minnesota 55441 (“Seller”) and the Cargill AgHorizons Business Unit of CARGILL, INCORPORATED, a Delaware corporation, with principal place of business located at 15407 McGinty Road West,Wayzata, Minnesota 55391 (“Purchaser”).

WHEREAS, Purchaser requires a supply of nitrogen, phosphate and potash fertilizers for distribution to its retail outlets and affiliate retail locations in the United States of America; and

WHEREAS, Seller has the capability and desires to produce and sell such fertilizer products as set forth on Attachment No. 1, attached hereto and incorporated herein by reference (“Product(s)”) to Purchaser in accordance with the terms of this Agreement; and

WHEREAS, the Seller and Purchaser want to realize the benefits of a contractual arrangement over their present spot purchasing arrangement for the Products as well as exchange information on market conditions that impact their respective businesses.

NOW, THEREFORE, in consideration of the provisions of this Agreement, the parties hereby agree as follows:

1. Term

The initial term of this Agreement shall be October 1, 2004 through September 30, 2007 (“Initial Term”), which shall automatically renew for one-year terms unless either party notifies the other party in writing of its desire not to renew at least three (3) months prior to the expiration of the current term.

2. Purchase and Sale of Products

From time to time Purchaser may submit an order (“Purchase Order”) to purchase from Seller any of the Products. Each Purchase Order shall specify the identity, quantity, delivery schedule, destination, total price of the Products ordered therein and any changes to the specifications set forth on Attachment No. 1. Seller shall not be obligated to sell Products unless and until it communicates to Purchaser in writing its acceptance of the commercial terms set forth in the respective Purchase Order. Neither Seller nor Purchaser has any minimum purchase or sale obligations hereunder.

3. Forecasting

a. Purchaser shall provide to Seller within forty-five (45) days of the commencement of each calendar quarter a written forecast of its Product needs for each calendar quarter. Such forecast shall include, for each Product, retail locations, quantity, and available transport modes.

b. Purchaser shall provide to Seller monthly delivery estimates for each quarter’s forecast. Seller acknowledges that these are estimates and that changing market dynamics can impact these estimates.

4. Product Pricing

Seller will issue a list of prices for Products for various geographic areas where the Purchaser has locations (“Reference Prices List”). The Reference Prices List will be updated when warranted by market conditions and will be used as a basis for purposes of calculating any discounts on Products.

5. Product Sourcing

Purchaser acknowledges and agrees that Seller may sell certain Products to Purchaser not manufactured by Seller. Seller will make this Product sourcing service available to Purchaser for a fee of $1.00US/ST. If Seller supplies Product produced by Seller that pursuant to prior agreement was to have been supplied by a third party, the sourcing fee referenced above will be waived with respect to said sale.

6. New Products & Services

Seller will make available to Purchaser any new fertilizer products and agronomic services as they become available on regular commercial terms.

7. Confidentiality

Seller and Purchaser may have an opportunity to receive, directly or indirectly, Confidential Information, as defined below, of the other party. Seller and Purchaser, each as a receiving party, agree to keep all Confidential Information supplied to and/or learned by it in the strictest confidence. For purposes of this Agreement, “Confidential Information” shall mean any commercially sensitive information in its broadest context, and may include, by way of example but without limitation, products, specifications, formulae, equipment, business strategies, customer lists, know-how, drawings, pricing information, inventions, ideas, and other information, or its potential use, that is owned by or in possession of the disclosing party. Confidential Information shall not include that which: (a) is in the public domain prior to disclosure to the receiving party; (b) becomes part of the public domain, by publication or otherwise, through no unauthorized act or omission on the part of the receiving party; or (c) is lawfully in the receiving party’s possession prior to disclosure hereunder.

Proper and appropriate steps shall be taken and maintained by the receiving party to protect Confidential Information. Dissemination of Confidential Information shall be limited to employees or agents that are directly involved with performance under this Agreement, and even then only to such extent as is necessary and essential. The receiving party shall inform its employees and agents of the confidential nature of the information disclosed hereunder and cause all such employees and agents to abide by the terms of these provisions.

The receiving party shall not disclose Confidential Information to any unauthorized party without prior express written consent of the disclosing party or unless required by law or court order. If the receiving party is required by law or court order to disclose Confidential Information, the receiving party shall provide the disclosing party with prompt written notice of such requirement so that an appropriate protective order or other relief may be sought. The obligations imposed by this Agreement, including but not limited to non-disclosure and non-use, however, shall endure so long as the Confidential Information does not become part of the public domain.

Confidential Information will be used only in connection with performance of this Agreement; no other use of Confidential Information will be made by receiving party, it being recognized that disclosing party has reserved all rights to Confidential Information not expressly granted herein. All documents containing Confidential Information and provided by disclosing party shall remain the property of the disclosing party, and all such documents, and copies thereof, shall be returned or destroyed upon the request of the disclosing party. Documents prepared by the receiving party using Confidential Information, or derived therefrom, shall be destroyed upon request of the disclosing party, confirmation of which shall be provided in writing. However, the receiving party may keep one copy of any document requested to be returned or destroyed in the files of its legal department or outside counsel for record purposes only.

8. Force Majeure

a. Performance may be suspended, in whole or in part, by either party in the event of, and to the extent that, acts of God, war, riot, fire, explosion, accident, flood, sabotage, lack of adequate fuel, power, raw materials, labor, containers or transportation facilities, compliance with governmental laws or regulations (except as referred to in paragraph C of this Section), orders or action, breakage or failure of machinery or apparatus, national defense requirements, or any other event beyond the reasonable control of such party which prevents the manufacture, shipment, acceptance, or use of a shipment of any goods hereunder. Seller or Purchaser without liability may cancel deliveries so suspended and (a) Purchaser may obtain goods and/or services from any other source under such terms and conditions as may be necessary for securing replacement goods, and (b) Seller may sell goods and/or services from any other source under such terms and conditions as may be necessary to sell such goods and/or services. If, after Seller and Purchaser shall have consulted in advance, in good faith, with regard to the force majeure and the duration and the quantities involved, (a) in order to secure replacement goods and/or services it is necessary in good faith for Purchaser to enter into a contract for greater than a replacement quantity, or (b) in order to sell the goods and/or services it is necessary in good faith for Seller to enter into a contract for greater than a replacement quantity, then performance hereunder with respect to such goods and/or services shall be suspended until completion of such other contract.

b. In the event of all such force majeure occurrences, including such other contracts, are not remedied within a period of one hundred eighty (180) days from occurrence, the parties shall meet, in good faith, to determine a mutually agreeable course of action, including renegotiation of this Agreement, if appropriate. If the parties are unable to reach agreement, either party, at its option, may terminate this contract upon sixty (60) days’ written notice.

c. In the event Seller is required to institute an allocation program for force majeure reasons, as defined herein, Seller will first allocate available production on an equitable basis between customers holding written contracts of at least one (1) year’s duration.

9. Amendment

This Agreement may be amended, modified or supplemented only by a writing signed by the Purchaser and the Seller.

10. Interpretation

The headings preceding the text of articles and sections included in this Agreement and the headings to schedules and exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The terms as set forth in this Agreement have been arrived at after mutual negotiation with the advice of counsel and, therefore, it is the intention of the parties that its terms may not be construed against any of the parties by reason of the fact that it was prepared by one of the parties.

11. Notices

Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service; (b) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed); or (c) five (5) Business Days after being deposited in the mail, certified or registered, postage prepaid:

If to the Seller, addressed as follows:

The Mosaic Company

3033 Campus Drive, Suite E490

Plymouth, MN 55441

Telephone No.: 763-577-2700

Facsimile No.: 763-577-2982

Attn: Law Department

If	to Cargill, Incorporated

Cargill, Incorporated

Business Unit Attorney

P.O. Box 5624

Minneapolis, Minnesota 55440-5624

15615 McGinty Road West

Wayzata, Minnesota 55391-2399

Telephone No.: (952) 742-6372

Facsimile No.: (952) 742-4671

or to such other individual or address or facsimile number as a party hereto may designate for itself by notice given as herein provided.

12. Waivers

The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in anyone or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

13. Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns; provided, however, that this Agreement, nor any right or obligation hereunder or thereunder may be assigned by any party hereto other than to an Affiliate of such party without the prior written consent of the other party; provided further, that no such assignment shall relieve a party from its obligations under this Agreement or any Ancillary Agreement.

14. Severability

If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

15. Entire Understanding

This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and thereby and supersedes any and all prior agreements, arrangements and understandings among such parties relating to the subject matter hereof and thereof.

16. Applicable Law

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Minnesota without giving effect to the principles of conflicts of law thereof.

17. Submission to Jurisdiction

(a) Each party hereto irrevocably agrees that the courts of the County of Hennepin State of Minnesota or the United States of America for the District of Minnesota are to have jurisdiction to settle any claims, differences, disputes or enforcement of rights for which injunctive relief is permitted by this Agreement.

(b) Each party hereto irrevocably waives any objection it may now or hereafter have to the laying of the venue of any proceedings in any court referred to in Section 21(a) and any claim that any proceedings brought in any such court have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any proceedings brought in a court of the State of Minnesota or of the United States of America for the District of Minnesota shall be conclusive and binding upon the parties hereto and may be enforced in the courts of any other jurisdiction.

18. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

19. Incorporation Of Recitals

The foregoing recitals are hereby incorporated in this Agreement for the reason that some are contractual in nature and identify the intentions of the parties hereto.

20. Conflicting Agreements

In the event of any conflict between the terms and conditions of this Agreement and any prior agreement or purchase order the terms and conditions of this Agreement shall control.

THE MOSAIC COMPANY	CARGILL, INCORPORATED Cargill AgHorizons Business Unit

By:	By:

Its	Its

Attachment Number 1

Products Supplied By Mosaic in the USA

Nitrogen

Urea	46-0-0

UAN Solutions	28-0-0, 32-0-0

Anhydrous Ammonia	82-0-0

Phosphate

Monoammonium Phosphate (MAP)	11-52-0

Diammonium Phosphate (DAP)	18-46-0

Granular Triple Super Phosphate (GTSP)	0-46-0

Micro Essentials Specialty Phosphate products

Potash

Muriate of Potash	0-0-60

K-Mag

Other

Ammonium Sulfate

Micros